Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s third quarter 2012 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, November 8, 2012. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ third quarter 2012 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 8, 2012. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income, GAAP net income to EBITDA and free cash flow, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

I am pleased to report our third consecutive quarter of growth in which revenue grew five percent sequentially despite the slowdown in the general market. Our new product initiatives and past design win efforts drove further market share gains as we continued to increase sales of our products used in smartphones and tablets.

Gross margin improved slightly in the quarter but remained under pressure primarily due to the effects of the weak global economy. Although we are gaining market share for our more advanced packages as supported by the capital investments we made in the second and third quarters, we are still underloaded on our standard packages. The unstable demand environment also caused pricing to weaken in the quarter and product mix to be less favorable than we had anticipated. However, our cost reductions and manufacturing efficiency improvements were able to largely offset these factors. As I have stated in the past, improvements in the demand and pricing environment are key factors in our ability to transition available capacity to higher margin products at a more rapid pace, which has been restrained by the slower economic recovery.

As of September 1st, Diodes acquired over 50% of the outstanding shares of Eris Technology Corporation (Eris). Through this relationship, we look to leverage Eris’ assembly and test equipment automation capabilities, which should help reduce the impact of the China labor cost increases in the future.

And then more recently, on October 29 we were pleased to close our acquisition of Power Analog Microelectronics (PAM). The company’s product portfolio includes Class D audio amplifiers, DC-DC converters and LED backlighting drivers. Our rationale for acquiring PAM was for its advanced analog product portfolio, strong technical team and strong customer relationships, including those that allow Diodes entry into Japan. Even with a narrow technology and product portfolio, they have been able to secure a couple large multi-national customers as well as targeted regional ones. The current revenue contribution for Diodes is not material, but we believe there are significant long-term growth opportunities as we leverage Diodes’ infrastructure and technology, as well as our sales channels and customer relationships. This is a perfect example of our efforts to use acquisitions as an effective way to expand our SAM.

With that, I will now turn the call over to Rick to discuss our third quarter financial results and fourth quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the third quarter 2012 was $166.6 million, an increase of 4.6 percent over the $159.2 million in the second quarter 2012, and an increase of 3.7 percent from the $160.6 million in the third quarter 2011. Revenue was up sequentially primarily due to strength in Asia and market share gains.

Gross profit was $43.6 million, or 26.2 percent of revenue, in the third quarter 2012 compared to $41.0 million, or 25.8 percent of revenue, in the second quarter 2012, and $45.2 million, or 28.1 percent, in the third quarter 2011. As Dr. Lu mentioned, gross profit margin improved marginally over the prior quarter due to the benefit of new product initiatives and manufacturing efficiencies, largely offset by product mix and a soft pricing environment.

Total operating expenses for the third quarter were $36.1 million, or 21.7 percent of revenue. This compares to $34.1 million, or 21.4 percent, last quarter, which excludes a $1.4 million gain on the sale of assets, and $31.8 million, or 19.8 percent of revenue, in the third quarter 2011.

Looking specifically at Selling, General and Administrative expenses for the third quarter, SG&A was approximately $25.8 million, or 15.5 percent of revenue, compared to $24.8 million, or 15.5 percent of revenue, in the second quarter 2012 and $23.4 million, or 14.6 percent of revenue, in the year-ago quarter.

Investment in Research and Development for the third quarter was approximately $9.1 million, or 5.5 percent of revenue, compared to $8.2 million, or 5.2 percent of revenue, in the second quarter 2012, and $7.3 million, or 4.5 percent of revenue in the third quarter 2011. We continue to increase our investment in R&D to further advance our new product initiatives.

Total Other Income amounted to approximately $1.9 million for the third quarter primarily due to a gain on the Eris stock in the amount of $2.3 million, which was partially offset by foreign exchange losses. On August 31, Diodes acquired over 50% of the outstanding shares of Eris. Prior to acquiring controlling interest, we had accounted for the investment under the fair value method of accounting, but as of September 1st, we have begun consolidating their financial results.

Income Before Income Taxes and Noncontrolling Interest in the third quarter 2012 amounted to $9.4 million, compared to income of $8.6 million in the second quarter 2012, and $11.1 million in the third quarter 2011.

Turning to income taxes, our effective income tax rate in the third quarter was 5.4 percent, which includes the benefit of a return to provision adjustment of approximately $500,000, and was below our guidance of 7 to 13 percent.

GAAP net income for the third quarter was $8.6 million, or $0.18 per diluted share, compared to GAAP net income of $6.7 million, or $0.14 per diluted share, in the second quarter 2012, and GAAP net income of $10.0 million, or $0.21 per diluted share, in the same quarter last year. The share count used to compute GAAP diluted EPS for the third quarter was 47.0 million shares.

Third quarter Non-GAAP adjusted net income was $9.5 million, or $0.20 per diluted share, which excluded, net of tax, approximately $900,000 of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in third quarter GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, of non-cash share-based compensation expense. Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share.

Cash flow from operations for the third quarter was $17.6 million.

Net cash flow was break-even for the quarter; and

Free cash flow was a negative ($1.0) million due mainly to $18.6 million in capital expenditures during the quarter. Without the capital expenditures in Chengdu, free cash flow would have improved by approximately $3.0 million.

Turning to the balance sheet, at the end of the third quarter we had approximately $168 million in cash and cash equivalents. Working capital was approximately $385 million.

Inventory was approximately $158 million, a $20 million increase from the approximately $138 million in the second quarter 2012. Inventory days were 111 in the third quarter, compared to 105 days last quarter. Inventory in the quarter reflects an $8.2 million increase in raw materials and work-in process combined, and a $12.1 million increase in finished goods. Finished goods inventory increased due to building ahead of product because of the China National Holiday during the first week of October and the inclusion of $3.0 million of Eris inventory.

At the end of the quarter, Accounts receivable was approximately $157 million and A/R days were 85, compared to 83 last quarter.

Capital expenditures in the third quarter totaled $17.9 million and $48.9 million for the nine months of 2012. CapEx in the third quarter included $3.2 million for the Chengdu building construction. Excluding this amount, CapEx was 8.8 percent compared to 8.7 percent of revenue last quarter. For the full year, we expect CapEx to be at or below the low end of our 10 to 12 percent of revenue model, excluding the Chengdu building expenditures.

Depreciation and amortization expense for the third quarter was $15.8 million.

Turning to our Outlook…

For the fourth quarter of 2012, we are expecting a seasonally down quarter with revenue ranging from $160 million and $167 million, including $3.5 million of revenue contribution from PAM and Eris Technology Corporation, or down 4 percent to flat sequentially. Gross margin is expected to be 25 percent, plus or minus 2 percent. Operating expenses are expected to be 23.5 percent of revenue, plus or minus 1 percent. The anticipated increase in operating expenses over the third quarter is due to the inclusion of PAM and a full quarter of Eris. We expect our income tax rate to range between 7 and 13 percent, and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 47.0 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu and Rick mentioned, revenue was up sequentially driven by strength in Asia and continued market share gains. Growth was led by advances in the consumer segment primarily due to continued increases from smartphones and tablets as well as a rebound in sales for LED TVs. Despite the industry reported weakness in the PC segment, we actually saw a sequential increase in computing, specifically in notebooks at certain customers as a result of our new products and share gains. Another bright spot in the quarter was the automotive market in Europe, even though the region as a whole was down in the quarter due to continued economic uncertainty. North America also declined sequentially due to weakness in the industrial segment.

Globally POS sales were up 5 percent over the second quarter, and OEM sales were up 4 percent. Distributor inventory continued to decrease and was down 4 percent and inventory remained in line and under three months.

Turning to Global Sales, Asia represented 79 percent of revenue, North America 11 percent and Europe 10 percent.

Our end market breakout consisted of consumer representing 33 percent of revenue, computing 28 percent, industrial 19, communications 16, and automotive 4 percent.

Our achievement of revenue growth in the quarter was primarily driven by new products as we continued to gain market share and increase content at our customers. We extended our positive momentum for our SBR® and MOSFET products, specifically in solutions for portables, portable power and lighting. We also achieved another quarterly revenue record for our CMOS LDOs as well as strong revenue and design momentum for our power management, standard linear and logic products.

In the third quarter, our discrete product introductions totaled 25 new products across 15 product families.

We continued to validate our position as a leading supplier of broad-based discrete components for high-growth, high-volume applications. During the quarter, we built upon our new Chip Scale Package technology platform that we announced last quarter. In addition to our MOSFET CSP devices, Diodes has now released our first SBR® and Schotky devices in this important new packaging technology, once again demonstrating leading power density and space-saving performance.

These first CSP Schotky and SBR® devices are an important development for Diodes as it demonstrates the technology’s application to a wider range of product families and further underscores Diodes’ commitment to the creation of a broad range of sub-miniature devices to support our customers in the mobile communications and portable markets. We expect to ship very significant volumes of these CSP devices to key customers in the fourth quarter.

Other notable launches for our MOSFETs included applications for LED TV backlighting, fan motor control, power supplies, computing, and the emerging wireless charger markets. All of these devices represent a diverse range of thermal and space-efficient packaging that is designed to meet the stringent demands of these applications.

In terms of design wins for our discrete products, Diodes secured some important wins in the quarter specifically in the computing, telecommunications, power supply and portables markets. The broad base of these design wins across many application areas will be a key foundation to Diodes’ growth in the coming quarters.

Turning to analog new product introductions, we released 61 new analog products across 4 product families. New product highlights include the release of a new family of 2.5A high-side power switches that further expand our very successful portfolio of devices optimized for USB and other hot-swap applications. These devices provide a complete protection solution for portable and high-performance consumer applications. In addition, we achieved continued design win momentum and market share gains with our expanded USB power switch portfolio. Also during the quarter, we secured major wins in the computing segment for both desktop and notebook applications, multiple wins in the consumer space for set-top boxes, and the communications segment for network gateway.

We also continued to expand our LED driver family during the quarter and released 5 new drivers, including a 60V linear LED driver, a wide dimming range driver, and a high-efficiency buck LED driver. Our newly released adjustable linear driver, the AL5812, has an extremely wide operating voltage range and offers world-class accuracy for driving long LED strings in signage and linear fluorescent T8 applications. We saw major LED driver design wins in both T8 and dimmable MR16 retro-fit applications.

As I mentioned earlier, our CMOS LDO product line achieved another quarter of record revenue and generated continued design win momentum with significant wins for DVD players and PC motherboards. In addition, market acceptance of our synchronous high-voltage DC-DC converters continued with wins in LED TV and set-top boxes. Notable sensor wins included notebooks in the computing space, e-metering in the industrial space, and personal care appliances in the consumer space.

We also continued the aggressive expansion of our Standard Logic product portfolio during the quarter with the introduction of a family of 42 new ultra-low power, single-gate logic devices. This family offers the most popular single-gate logic functions in an advanced ultra-low power CMOS process and are pin-compatible with industry standard parts. In addition to offering standard packaging, we also released these devices in the industry-leading DFN1010 and DFN1410 packages for valuable space savings in portable consumer electronics, such as cell phones, e-readers and tablets. As a result of our focus and commitment to Standard Logic, our customer base now exceeds 500 customers including Tier 1, EMS and mass market customers.

In summary, although the global environment continues to create uncertainty, we remain focused on further expanding our content at key customers and gaining market share. In addition to our strong design win momentum for the portable segment, in particular smartphones and tablets, we continue to leverage our innovative packaging expertise to further reinforce our leadership in power density and space-saving devices. We are also encouraged by the large volume of design opportunities we have secured for our logic products to date, which will be a key driver of growth for Diodes in the coming quarters. And finally, we believe our recent acquisition of PAM will further expand our analog SAM for additional revenue opportunities in the future.

With that, I’ll open the floor to questions - Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.